SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 5, 2013

CUBIST PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-21379	22-3192085
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

65 Hayden Avenue, Lexington, Massachusetts 02421

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:  (781) 860-8660

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into a Material Definitive Agreement.

On March 5, 2013, Calixa Therapeutics, Inc. (“Calixa”), a wholly-owned subsidiary of Cubist Pharmaceuticals, Inc. (“Cubist” or the “Company”), entered into an amendment (the “Amendment”) to Calixa’s November 1, 2007 License Agreement (the “License Agreement”) with Astellas Pharma Inc. (“Astellas”).  Under the License Agreement, Astellas had granted Calixa an exclusive license to develop and commercialize ceftolozane worldwide, except for certain Asia-Pacific and Middle East territories.  Following the Amendment, Cubist will now have worldwide exclusive rights to develop and commercialize ceftolozane.  Ceftolozane is the proprietary portion of the ceftolozane/tazobactam combination product that Cubist is currently studying in Phase 3 trials as a potential first-line intravenous therapy for the treatment of complicated intra-abdominal infections and complicated urinary tract infections caused by certain Gram-negative bacterial infections, including those caused by multi-drug resistant Pseudomonas aeruginosa.  In exchange for the rights acquired through the Amendment, Cubist, through Calixa, will pay Astellas $25 million.  As a result of the Amendment, any sales of ceftolozane/tazobactam in the newly-acquired territories will be counted towards the existing commercial milestone and royalty terms under the License Agreement.

The foregoing description of the Amendment is a summary and is qualified in its entirety by reference to the full text of the Amendment, which will be filed with the Securities and Exchange Commission as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending on March 31, 2013.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Short-Term Incentive Plan

On March 7, 2013, the Compensation Committee of the Board approved an amended and restated Short-Term Incentive Plan (“STI Plan”) as of January 1, 2013 to provide annual cash awards to Cubist’s employees, including its Chief Financial Officer, other than any employee who is (i) a post-doctorate fixed-term employee (or other fixed-term employee), (ii) eligible to participate in any other short-term incentive plan or program, including the Company’s Performance-Based Management Incentive Plan and the Sales Incentive Compensation Plans or (iii) is hired by the Company after September 30th of a performance period.

Provided the Company meets its U.S. CUBICIN® (daptomycin for injection) revenue goal for a performance period, as established by the Board, then participants are eligible to receive a plan award based on (i) achievement of the Company’s annual corporate and financial goals for the performance period, as established by the Board and (ii) the participant’s overall performance rating based on achievement of individual goals and competencies, as determined by the administrator following receipt of recommendations from the participant’s manager and functional manager. A participant’s award will be forfeited if Cubist fails to achieve at least 70% of its corporate goals and 90% of its revenue goal or if a participant receives an overall annual performance rating of “fails to meet expectations” or its achievement of individual performance is zero.

The STI Plan will be administered, with respect to eligible executive officers, by the Compensation Committee of the Board, and with respect to all other eligible employees, by the Chief Executive Officer and his delegates. All awards under the STI Plan are subject to the review and approval of the administrator, and the administrator retains the discretion to reduce, increase or eliminate the funding for the STI Plan.

The description of the STI Plan set forth above is a summary of its material terms and is qualified in its entirety by reference to the STI Plan, a copy of which will be filed with the Company’s Quarterly report on Form 10-Q for the quarter ending March 31, 2013 and incorporated herein by reference to this Current Report on Form 8-K.

Performance-Based Management Incentive Plan

On March 7, 2013, the Compensation Committee of the Board also approved an amended Performance-Based Management Incentive Plan (the “MIP”) previously adopted by the Compensation Committee and approved by stockholders in 2010.  The changes to the MIP reflect certain immaterial, technical amendments.

The description of the MIP set forth above is qualified in its entirety by reference to the MIP, a copy of which will be filed with the Company’s Quarterly report on Form 10-Q for the quarter ending March 31, 2013 and incorporated herein by reference to this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CUBIST PHARMACEUTICALS, INC.

By:	/s/ Joseph L. Farmer
Joseph L. Farmer
Chief Corporate Counsel

Dated:  March 11, 2013